Exhibit 99.1

News Release

Contact:
Bob Gary Chief Financial Officer 214-891-6587 bgary@docucorp.com
For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Record Fourth Quarter and Fiscal Year Revenues

DALLAS — September 21, 2006 — Docucorp® International (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced record revenues of $88.3 million for the fiscal year ended July 31, 2006, a 12 percent increase compared to $79.2 million for fiscal year 2005.  Net income for fiscal year 2006 increased 28 percent to $3.2 million, or $0.28 per diluted share, compared to net income of $2.5 million, or $0.22 per diluted share, for the same period a year ago.  During the fourth quarter of fiscal year 2006, the Company recorded a $1.0 million lease abandonment charge for excess space related to its office facilities in Atlanta.  Excluding this non-cash charge, earnings per diluted share for fiscal year 2006 would have been $0.34, an increase of 55 percent.

For the fiscal year ended July 31, 2006, ASP hosting revenue increased 25 percent to $33.9 million, professional services revenue increased eight percent to $22.6 million and maintenance revenue increased four percent to $21.9 million.  Software license revenue remained virtually unchanged at $10.0 million.

For the quarter ended July 31, 2006, the company reported record revenues of $22.7 million, a 17 percent increase compared to $19.4 million for the same period a year ago.  Net income for the fourth quarter of fiscal year 2006 was $412,000, or $0.04 per diluted share, compared to $135,000, or $0.01 per diluted share, for the fourth quarter of fiscal year 2005.  Without the non-cash lease abandonment charge discussed above, earnings per diluted share for the fourth quarter of fiscal year 2006 would have been $0.09.

-MORE-

DOCUCORP, FOURTH QUARTER 2006 RESULTS                                            ADD #1

Increases in fourth quarter and full year net income versus the comparable periods of the prior year were primarily a result of increased profitability related to the growth in ASP, professional services and maintenance revenues, as well as reduced sales and marketing costs and favorable foreign currency fluctuations.  These improvements in profitability were partially offset by increased software amortization and third-party software license royalties, and the lease abandonment charge previously discussed.

“We are pleased with the record revenues, robust profitability and return to double-digit growth for fiscal 2006,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We will continue to build on the growth of our ASP, professional services and maintenance revenues, while working hard to accelerate software sales in fiscal 2007.”

About Docucorp
Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp.  The company has an installed base of more than 1,300 customers, including some of the world’s largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East and Africa regions.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than historical facts, included herein are forward-looking statements.  These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

-MORE-

DOCUCORP, FOURTH QUARTER 2006 RESULTS                                            ADD #2

###

Consolidated Statements of Operations and Balance Sheet follow.

©         One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©                  2006 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended July 31,		Year Ended July 31,
	2006	2005	2006	2005
Revenues
ASP hosting	$8,541	$6,851	$33,884	$27,002
Professional services	5,827	4,739	22,562	20,966
License	2,674	2,636	9,961	10,063
Maintenance	5,617	5,211	21,930	21,146
Total revenues	22,659	19,437	88,337	79,177

Cost of revenues
ASP hosting	7,763	6,337	30,354	24,195
Professional services	4,320	4,061	17,434	16,563
License	1,519	1,197	5,030	4,199
Maintenance	292	404	1,322	1,524
Total cost of revenues	13,894	11,999	54,140	46,481
Gross profit	8,765	7,438	34,197	32,696

Operating expenses
Product development	2,181	2,151	8,964	8,555
Sales and marketing	2,790	2,964	10,776	11,781
General and administrative	2,145	1,895	8,345	7,961
Loss on lease abandonment	1,026	—	1,100	—
Total operating expenses	8,142	7,010	29,185	28,297
Income from operations	623	428	5,012	4,399

Interest expense	(80)	(128)	(375)	(570)
Other income (expense), net	172	(153)	536	173
Income before income taxes	715	147	5,173	4,002
Provision for income taxes	303	12	1,953	1,496
Net income	$412	$135	$3,220	$2,506

Basic net income per share	$0.04	$0.01	$0.29	$0.24
Weighted average basic shares outstanding	10,961	10,794	10,923	10,651
Diluted net income per share	$0.04	$0.01	$0.28	$0.22
Weighted average diluted shares outstanding	11,578	11,440	11,522	11,526

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	July 31, 2006	July 31, 2005
Assets
Current assets:
Cash and cash equivalents	$9,829	$8,381
Accounts receivable, net of allowance of $479 and $293, respectively	16,918	17,132
Current portion of deferred taxes	363	170
Income tax receivable	248	248
Other current assets	2,905	2,559
Total current assets	30,263	28,490

Property and equipment, net of accumulated depreciation of $24,156 and $20,122, respectively	9,674	10,261
Software development costs, net of accumulated amortization of $30,274 and $25,909, respectively	14,301	13,687
Goodwill	9,842	9,842
Identifiable intangibles, net of accumulated amortization of $290 and $113, respectively	730	907
Other assets	499	448
Total assets	$65,309	$63,635

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,322	$2,423
Accrued liabilities:
Accrued compensation	3,453	3,067
Other	1,625	1,491
Income taxes payable	531	403
Current portion of lease obligations	1,845	1,459
Current portion of long-term debt	3,324	3,617
Deferred revenue	11,709	11,479
Total current liabilities	25,809	23,939

Deferred taxes	4,772	5,178
Long-term lease obligations	1,588	2,303
Long-term debt	137	3,462
Other long-term liabilities	1,501	1,224

Commitment and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	45,915	48,035
Treasury stock at cost, 5,185,109 and 5,458,912 shares, respectively	(28,991)	(30,347)
Retained earnings	14,948	12,268
Unearned compensation	—	(2,100)
Foreign currency translation adjustment	(536)	(493)
Total stockholders’ equity	31,502	27,529
Total liabilities and stockholders’ equity	$65,309	$63,635